CONSENT OF RICHAED A. EISNER & COMPANY

     We consent to the incorporation by reference in the registration statement (No. 333-95205) on Form S-8 of Netgateway, Inc. of our report dated August 3, 2001, with respect to Notes 9,12,13, and 22 September 30, 2001, relating to our audit of the consolidated balance sheet of Netgateway, Inc. and subsidiaries as of June 30, 2001, and the related consolidated statements of operations, capital deficit, and cash flows for the year ended June 30, 2001, which report appears in the June 30, 2001, annual report on Form 10-K of Netgateway, Inc.

     Our report on the consolidated financial statements contains an explanatory paragraph that states that the Company's recurring net losses and net capital deficit raise substantial doubt about the entity's ability to continue as a going concern and that the financial statements do not include any adjustments that might result from the outcome of that uncertainty.



Richard A. Eisner & Company, LLP

New York, New York
October 11, 2001